UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2021

TECHPRECISION CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51378	51-0539828
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1 Bella Drive

Westminster, MA 01473

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (978) 874-0591

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Loan Purchase and Sale Agreement

As previously disclosed, TechPrecision Corporation (the “Company”) entered into a stock purchase agreement (the “SPA”) with Stadco New Acquisition, LLC, a wholly owned subsidiary of the Company (“Acquisition Sub”), Stadco, Stadco Acquisition, LLC (“Holdco”) and each stockholder of Holdco. The SPA provides for the Company, through Acquisition Sub, to acquire all of the issued and outstanding capital stock of Stadco from Holdco (the “Acquisition”).  The consummation of the Acquisition and the related transactions contemplated by the SPA is subject to, among other things, agreements being reached with certain stockholders and lenders of Stadco, in each case relating to the satisfaction of the debts and obligations owed to such persons.  In connection therewith, on January 29, 2021, Acquisition Sub entered into a Loan Purchase and Sale Agreement (the “Loan Purchase Agreement”), effective January 26, 2021, with Sunflower Bank, N.A. (“Sunflower Bank”), and agreed to by Stadco, Holdco, and Stadco Mexico, Inc.  Under the terms of the Loan Purchase Agreement, Acquisition Sub agreed to purchase certain indebtedness obligations of Stadco consisting of long-term indebtedness and revolving credit line indebtedness owed to Sunflower Bank. The current amount outstanding under these indebtedness obligations is approximately $9.8 million. In exchange, Acquisition Sub agreed to pay $2 million less than the aggregate amount of the indebtedness that is then outstanding on the date of the closing of the transactions contemplated under the Loan Purchase Agreement.  The closing of the indebtedness purchase is subject to the closing of the Acquisition and will take place on or about February 15, 2021, with an optional grace period of up to an additional 15 days.  In connection with the closing, Acquisition Sub will also guaranty repayment by Stadco to Sunflower Bank of any of the original approximately $1.5 million in principal indebtedness under Stadco’s Paycheck Protection Program Loan that is not forgiven under the terms of the Coronavirus Aid, Relief, and Economic Security Act.  The Loan Purchase Agreement contains customary representations and warranties of each party, as well as mutual indemnification provisions.

There is no material relationship between Acquisition Sub or the Company, on the one hand, and Sunflower Bank, on the other hand. The description of the Loan Purchase Agreement is qualified in its entirety by reference to the full text of the Loan Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Securities Purchase Agreement Amendment

On February 2, 2021, the Company entered into an amendment (the “Amendment”) effective as of December 15, 2020, to the previously disclosed stock purchase agreement (the “SPA”) providing for the Acquisition with Acquisition Sub, Stadco, Holdco and each stockholder of Holdco. Under the terms of SPA, if the Acquisition was not closed by December 31, 2020, either the Company or Stadco could have terminated the SPA. The Amendment effected a change to this provision by extending until February 28, 2021 the date after which the parties may terminate if the Acquisition has not closed. The Amendment also effected certain other minor changes to the SPA.

Other than in respect of the SPA and the related agreements, there is no material relationship between the Company and Acquisition Sub, on the one hand, and Stadco, Holdco and Stadco’s stockholders, on the other hand. The description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 10.2 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)          Exhibits

Exhibit Number	Description
10.1	Loan Purchase and Sale Agreement, dated as of January 26, 2020, between Stadco New Acquisition, LLC and Sunflower Bank, N.A.
10.2	Amendment to Stock Purchase Agreement, dated as of December 15, 2020, between TechPrecision Corporation, Stadco New Acquisition, LLC, Stadco, Stadco Acquisition, LLC and Douglas A. Paletz

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECHPRECISION CORPORATION

Date: February 3, 2020	By:	/s/ Thomas Sammons
	Name:	Thomas Sammons
	Title:	Chief Financial Officer